EXHIBIT 17.1

Henry J. Golberg
266 Sheppard Ave West
Toronto, Ontario
M2N 1N3


September 28, 2010

Michael Levine
President and CEO
Vital Products, Inc.

SUBJECT: Resignation from the Board of Directors of Vital Products, Inc.

Dear Mr. Levine:

This letter is to notify the Board that I am resigning my position as CFO and Director effective September 17, 2010. I enjoyed participating in the growth and development of the Company however I have decided to pursue other opportunities at this time.

Sincerely yours,

/s/ Henry J. Goldberg
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Henry J. Goldberg
Director

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